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Exhibit 10.21

Hiland Holdings
Long-Term Incentive Plan

Grant of Phantom Units

Grantee:

Grant Date:
, 200
1.
Grant of Phantom Units. Hiland Holdings GP, LP (the "Company") hereby grants to you            Phantom Units under the Hiland Holdings Long-Term Incentive Plan (the "Plan") on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. This grant of Phantom Units does not include tandem DERs. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.
Regular Vesting. Except as otherwise provided in Paragraph 3 below, the Phantom Units granted hereunder shall vest on the fourth anniversary of the Grant Date.

3.
Events Occurring Prior to Regular Vesting.

(a)
Death or Disability. If your employment with the Company terminates as a result of your death or a disability that entitles you to benefits under the Company's long-term disability plan, the Phantom Units then held by you automatically will become fully vested upon such termination.

(b)
By the Company other than for Cause. If your employment with the Company is terminated by the Company for any reason other than "Cause," as determined by the Company in accordance with its employment policies, the Phantom Units then held by you automatically will become fully vested upon such termination.

(c)
Other Terminations. Except as provided in Paragraph 2 hereof, if you terminate employment with the Company for any reason other than as provided in Paragraphs 3(a) and (b) above, all unvested Phantom Units then held by you automatically shall be forfeited without payment upon such termination.

(d)
Change of Control. All outstanding Phantom Units held by you automatically shall become fully vested upon a Change of Control.

For purposes of this Paragraph 3, employment with the Company shall include being an employee of or a director to the Company or an Affiliate. However, if your Award is subject to Section 409A of the Code, whether your employment with the Company has terminated will be determined in accordance with the regulations issued under Section 409A.

4.
Payment. Upon the vesting of a Phantom Unit, the Company shall deliver to you one Unit; provided, however, the Committee may, in its sole discretion, direct that a cash payment be made to you in lieu of the delivery of such Unit. Any such cash payment shall be equal to the Fair Market Value of the Unit on the payment date. If more than one Phantom Unit vests at the same time, the Committee may elect to pay such vested Award in Units, cash or any combination thereof, in its discretion.

5.
Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.
Restrictions. By accepting this grant, you agree that any Units which you may acquire upon payment of this award will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Units to be acquired under this award on the transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award.

7.
Withholding of Tax. To the extent that the grant, vesting or payment of a Phantom Unit results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. No payment of a vested Phantom Unit shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event.

8.
Rights as Unitholder. You, or your executor, administrator, heirs, or legatees shall have the right to vote and receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit certificate in your name representing payment of a vested Phantom Unit.

9.
Insider Trading Policy.    The terms of the Company's Insider Trading Policy are incorporated herein by reference. The timing of the delivery of any Units pursuant to a vested Phantom Unit shall be subject to and comply with such Policy.

10.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

11.
Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

12.
Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, without regard to conflicts of laws principles thereof.

Hiland Holdings GP, LP
By:
Name: Title:

2

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Hiland Holdings Long-Term Incentive Plan
Grant of Phantom Units